Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Pacira BioSciences, Inc. of our report dated March 10, 2021, relating to the financial statements of Flexion Therapeutics, Inc., which appears in Flexion Therapeutics, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2020.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
August 4, 2022